UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2007

Power3 Medical Products, Inc.
(Exact name of registrant as specified in its charter)

New York	000-24921	65-0565144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas  77381
(Address of principal executive offices and zip code)

(281) 466-1600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On June 26, 2007, Power3 Medical Product Inc.'s (the “Company”) management and Board of Directors concluded that the Company's financial statements contained within the Company's 10-KSB for the year ended December 31, 2005, should be restated, and that such previously filed financial statements should no longer be relied upon, as previously presented. The Company intends to file amended financial statements for the year ended December 31, 2005, within it's 10-KSB for the year ended December 31, 2006.

As of and for the year ended December 31, 2005, the restatements are related to:

1.
Impairment of goodwill. Previously goodwill was not impaired but due to managent’s analysis of goodwill and determination that the net present value of future cash flows did not support the carrying value of goodwill in accordance with SFAS 142, there should have been impairment of goodwill in the amount of $13,371,776.

2.	Incorrect accounting for stock warrants sold with our notes payable. Previously, the amounts were expensed but should have been accounted for as a discount on the notes payable.
3.	Recording of a payroll advances made to officers. Previously these were capitalized but should have been expensed.
4.
Recording of rent expense and accrued rent expense. Previously, amounts were expensed based on the amount paid but should have been expensed and accrued on a straight line basis due to the escalating rent payments within the leases.

5.	Recording of leasehold deposit. Previously the deposit amount was capitalized but the deposit was never made to the landlord by the company and was incorrectly capitalized.
6.
Reporting and classification of note payable balances. Previously, amounts in default at the time were not correctly reported or classified and amounts due to related parties were not correctly reported or classified.

7.	Unrecorded liabilities. These should have been accrued and expensed.
8.	Changes in derivative liabilities and derivative gains/losses. Errors in the original model cause the previously reported amounts to be incorrect.
9.	Deferred compensation. Previously deferred compensation was understated.

The Board of Directors discussed the matters disclosed in this filing with the Company's independent registered public accountants.

Item 9.01	Financial Statements and Exhibits

( c )	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power3 Medical Products, Inc.

By:	/s/ Steven B. Rash
Steven B. Rash
Chairman and CEO

Date: July 11, 2007